Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, May 1, 2015	Brad Pogalz	(952) 887-3753
	Jim Shaw	(952) 887-3816

DONALDSON PROVIDES UPDATED FISCAL 2015 GUIDANCE

Full-year sales now expected to increase 1% to 2% in constant currencies

MINNEAPOLIS (May 1, 2015) — Donaldson Company, Inc. (NYSE: DCI) today updated its guidance for fiscal 2015.

“The second half of our fiscal year has been disappointing, driven by an unforeseen slowdown in our Engine Aftermarket distribution channels, further weakening in industrial conditions in China, continued softening in our Engine OEM Off-Road equipment end markets, and incremental pressure associated with the strong U.S. dollar, which we experienced throughout the third quarter,” said Tod Carpenter, President and CEO of Donaldson.

“Consistent with the commitment made during our second quarter earnings call, we executed productivity and restructuring actions during our third quarter that are expected to generate annual savings of $20 million. These savings are incremental to the future benefits we expect to realize through the previously announced decision to close our facility in Grinnell, Iowa. During our upcoming third quarter earnings call on May 21, we will provide details on additional actions that we are taking to further adjust our business to changing market conditions.”

“In local currency, we continue to see organic growth in our On-Road, Industrial Filtration Solutions, and Gas Turbine businesses. Despite uncertainty in the global industrial environment, we are strengthening our foundation for future growth as we continue to win new propriety first-fit programs in our Engine and Industrial segments. We have the right strategy, and I am confident that our business model, combined with our relentless focus on our Customers, will ensure our Company’s future growth.”

Donaldson Company Inc.

May 1, 2015

Updated Fiscal 2015 Outlook

•	Full-year sales are now expected to be in the range of $2.3 billion to $2.4 billion, or 4 percent to 5 percent below last year. In local currency, our sales are expected to increase 1 percent to 2 percent.

-	The forecast for the second half of fiscal 2015 is based on the Euro at US$1.07 and 120 Yen to the US$. Compared to our prior guidance, the estimated negative year-over-year impact from currency translation has grown to $152 million from $136 million.

•	Our adjusted operating margin[1] for the full year is expected to be in the range of 12.7 percent to 13.1 percent, which compares to prior guidance of 13.6 percent to 14.4 percent.

•	We continue to expect the full-year tax rate will be between 27 percent and 29 percent.

•	Adjusted diluted earnings per share (EPS)[1] are now expected to be $1.51 to $1.61, which compares with our prior guidance of $1.65 to $1.85 per share.

•	Excluding the impact from any additional restructuring actions, our GAAP diluted EPS are expected to be approximately 7 cents lower than adjusted EPS, driven by:

-	Restructuring charges of approximately $10 million, or 5 cents per share, including approximately $6 million of charges related to the restructuring actions taken in our third quarter, and
-	A charge in our second quarter of $3.9 million, or 2 cents per share, resulting from a U.S. pension settlement.

•	As part of our ongoing share repurchase program, we are targeting a reduction of our outstanding shares of at least 4 percent in fiscal 2015.

1 Beginning with its fiscal 2015 second quarter, we provide adjusted operating margin and adjusted diluted earnings per share (“adjusted EPS”) measures, which are non-GAAP financial measures that exclude the impact of certain matters not related to the Company’s ongoing operations, including restructuring charges and expenses related to pension settlements.

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Donaldson Company Inc.

May 1, 2015

Engine Products:  We now forecast full-year 2015 sales in U.S. dollars to decline 5 percent to 7 percent. In local currency, our sales are expected to be flat to down 2 percent.

•	We see lower growth rates for our Engine Aftermarket business in both OEM and independent distribution channels.

•	Demand from our Off-Road OEM first-fit Customers remains mixed by end market and geography, and overall new equipment build rates have weakened.

•	Consistent with our prior guidance, our Engine On-Road OEM Customers expect increased production of heavy- and medium-duty trucks in fiscal 2015, and our Aerospace and Defense sales are expected to experience a mid-single-digit increase in fiscal 2015.

Industrial Products:  We now forecast full-year 2015 sales in U.S. dollars to decline 1 percent to 3 percent. In local currency, sales are expected to increase 4 percent to 6 percent.

•	We now project Industrial Filtration Solutions’ sales to decline 3 percent to 7 percent, reflecting the impact of currency translation headwinds and softer first-fit equipment demand, partially offset by continued strong sales of replacement filters.

•	We now anticipate Gas Turbine sales will increase 15 percent to 20 percent, which primarily reflects Customers delaying delivery of some projects into our fiscal 2016.

•	Consistent with prior guidance, Special Applications’ sales are expected to be slightly down as lower membrane sales and currency headwinds offset improved demand for semiconductor and venting products.

Fiscal Third and Fourth Quarter Outlook for the Company

•	Our third quarter sales are expected to decrease approximately 9 percent from the prior year, including the impact of foreign currency translation. We expect an adjusted operating margin in a range between 11.9 percent and 12.5 percent, and adjusted EPS to be 34 cents to 36 cents.
-	Our third quarter GAAP EPS will be lower than adjusted EPS by approximately 4 cents, driven by our restructuring actions.

•	Our fourth quarter sales are expected to decrease between 10 percent and 12 percent from the prior year, including the impact of foreign currency translation. We expect an adjusted operating margin in a range between 13.7 percent and 14.3 percent, and adjusted EPS to be 36 cents to 46 cents.
-	Excluding the impact from any additional restructuring actions, fourth quarter GAAP EPS will be lower than adjusted EPS by approximately 1 cent, driven by restructuring actions.

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Donaldson Company Inc.

May 1, 2015

Miscellaneous

We will discuss our revised fiscal 2015 outlook at 9:00 a.m. CDT on Monday, May 4, during a live webcast. To participate, go to IR.Donaldson.com and click on the webcast icon.

We will release our third quarter earnings on May 21. Details about the release will be available at IR.Donaldson.com (click on “Calendar of Events”).

About Donaldson Company

Founded 100 years ago, Donaldson (NYSE: DCI) is a global leader in the filtration industry.  The Company’s innovative filtration technologies improve people’s lives, enhance Customers’ equipment performance and protect the environment. More than 12,500 employees support Customers at 140 sales, manufacturing, and distribution locations. For more information, visit www.Donaldson.com.

Forward-Looking Statements

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including, without limitation, forecasts, plans, trends, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results. All statements other than statements of historical fact are forward-looking statements. These statements do not guarantee future performance.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty, the reduced demand for hard disk drive products with the increased use of flash memory, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the various economic stimulus and financial reform measures, the implementation of our new information technology systems, information security and data breaches, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, including political unrest in the Middle East and Ukraine, health outbreaks, natural disasters, and all of the other risk factors included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements.

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